UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
HAEMONETICS CORPORATION
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

Haemonetics Corporation Supplemental Proxy Materials
For the Annual Meeting of Shareholders to be Held on July 26, 2018

July 12, 2018

Dear Shareholder:

On July 26, 2018, we will hold our 2018 Annual Meeting of Shareholders (the “Meeting”). We ask for your support by voting as our Board of Directors (the “Board”) recommends on each of the proposals at the Meeting, which are more fully described in the proxy statement previously made available to you on or about June 12, 2018. In particular, we request that you vote FOR the election of each of Catherine M. Burzik, Richard J. Meelia and Ronald G. Gelbman as directors (Item 1) and FOR the proposal to amend our Restated Articles of Organization (the “Charter”) and By-Laws to reduce certain super-majority voting requirements to a majority voting standard (Item 4).

In further support of our Board’s recommendations that you vote FOR Items 1 and 4, we ask that you consider the following points in addition to the statements previously made in the proxy statement:

Massachusetts Corporation Law

Haemonetics is incorporated under the laws of The Commonwealth of Massachusetts. Under Massachusetts law, the minimum voting threshold permitted to amend the articles of organization of a Massachusetts corporation is a majority of shares entitled to vote on the matter. Accordingly, the proposal in Item 4 to change certain voting requirements in our Charter from a super-majority (80%) to a majority of our outstanding shares is the lowest voting threshold permitted under Massachusetts law.

Commitment to Good Corporate Governance and Shareholder Engagement

Our Board, with the leadership of our Governance and Compliance Committee, pursues continuous improvements in Haemonetics’ corporate governance by monitoring recent developments in law and current governance best practices. Following the 2017 Annual Meeting of Shareholders, the Governance and Compliance Committee undertook a comprehensive evaluation of Haemonetics’ governance policies and practices, and our Board has authorized a number of recent governance improvements as an output of this review (see page 6 of the proxy statement for further discussion). We also meet regularly with our shareholders and value their input regarding our business plans and corporate governance. In the past 12 months, senior members of management and our investor-relations team held approximately 70 meetings with shareholders of Haemonetics (including a majority of our 25 largest shareholders) to hear from them regarding topics of shareholder interest.

Our Board intended that the proposed amendments to our Charter and By-Laws in Item 4 of our proxy statement be highly responsive to the shareholder proposal presented at our 2017 Annual Meeting of Shareholders, and we believe the proposal as set forth in Item 4 is consistent with prevailing governance practices and in the long-term best interests of Haemonetics and its shareholders.

We ask that you vote FOR the election of each of Catherine M. Burzik, Richard J. Meelia and Ronald G. Gelbman as directors (Item 1) and FOR the proposal to amend our Charter and By-Laws to reduce certain super-majority voting requirements to a majority voting standard (Item 4). We thank you for your consideration and continued support of Haemonetics.

Copies of Haemonetics’ proxy statement (including any amendments or supplements thereto) and Annual Report to Shareholders for the fiscal year ended March 31, 2018 are available at www.edocumentview.com/HAE and on the Investor Relations page on Haemonetics’ website at www.haemonetics.com. Printed copies can be obtained by contacting our Corporate Secretary at Haemonetics' registered office located at 400 Wood Road, Braintree, Massachusetts 02184.